Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
215.299.6000 phone
215.299.5998 fax
News Release	www.fmc.com

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

Investor relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Announces Fourth Quarter 2008 Results

•	Record fourth quarter results with earnings up 73 percent to $1.02 per diluted share before restructuring and other income and charges

•	Full-year 2009 outlook of $4.60 to $5.00 per diluted share before restructuring and other income and charges

PHILADELPHIA, February 4, 2009 – FMC Corporation (NYSE: FMC) today reported net income of $46.3 million, or $0.63 per diluted share, in the fourth quarter of 2008, versus net income of $40.9 million, or $0.53 per diluted share, in the fourth quarter of 2007. Net income in the current quarter included restructuring and other income and charges of $29.1 million after-tax, or charges of $0.39 per diluted share, versus restructuring and other income and charges of $4.3 million after-tax, or charges of $0.06 per diluted share, in the prior-year quarter. Excluding these items in both periods, the company earned $1.02 per diluted share in the current quarter, an increase of 73 percent versus $0.59 per diluted share in the fourth quarter of 2007. Fourth quarter revenue of $737.7 million increased 9 percent versus $674.3 million in the prior year.

William G. Walter, FMC chairman, president and chief executive officer, said, “Our record fourth quarter performance resulted from higher sales and earnings across all three segments. Agricultural Products’ results were driven by increased sales in Latin America and North America. Specialty Chemicals benefited from higher sales in both BioPolymer and lithium and the full-quarter inclusion of the recent alginates and food ingredients acquisitions. Industrial Chemicals’ exceptional performance was due to higher selling prices in soda ash and phosphates. Our record performance was achieved despite the rapid deterioration of global economic conditions in the quarter.”

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Page 2/ FMC Corporation Announces Fourth Quarter 2008 Results

Revenue in Agricultural Products of $240.8 million was 5 percent higher than the prior-year quarter, as sales increases were realized in Latin America and North America. Segment earnings of $33.6 million also increased 5 percent versus the year-ago quarter, reflecting the sales growth in the Americas and favorable mix, mostly offset by higher raw material and distribution costs.

Revenue in Specialty Chemicals was $190.3 million, an increase of 18 percent versus the prior-year quarter. Strong commercial performance in BioPolymer, the full-quarter inclusion of the ISP acquisition and volume growth in lithium primaries were the drivers of top line growth. Segment earnings of $35.1 million increased 3 percent versus the year-ago quarter, as the higher sales were largely offset by higher raw material and energy costs and export taxes in Argentina.

Revenue in Industrial Chemicals was $308.0 million, an increase of 8 percent from the prior-year quarter. Higher selling prices were achieved in all businesses, particularly in soda ash and phosphates. Segment earnings of $53.3 million increased 85 percent versus the year-ago quarter, as the higher sales and improved power market conditions in Spain more than offset higher raw material costs.

Corporate expense was $12.3 million, down from $12.8 million in the prior-year quarter. Interest expense, net, was $7.4 million, as compared to $7.9 million in the year-ago quarter. On December 31, 2008, gross consolidated debt was $623.6 million, and debt, net of cash, was $571.2 million. For the quarter, depreciation and amortization was $29.9 million and capital expenditures were $48.9 million.

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Page 3/ FMC Corporation Announces Fourth Quarter 2008 Results

Full-Year Results

Revenue was $3,115.3 million, an increase of 18 percent as compared with $2,632.9 million in the prior year. Net income was $304.6 million, up 130 percent from $132.4 million in the year-earlier period. Net income in the current year included restructuring and other income and charges of $46.5 million, versus restructuring and other income and charges of $107.3 million in the prior year. Excluding these charges, the company earned $351.1 million in the current year, an increase of 46 percent versus $239.7 million in the prior year.

Revenue in Agricultural Products was $1,058.7 million, an increase of 19 percent versus the prior year. Sales gains were achieved in all regions and benefited from favorable global agrochemical market conditions, increased planted acres in key crops and new product introductions. Segment earnings were $245.2 million, an increase of 18 percent from the prior year as a result of the higher sales and continued global supply chain productivity improvements, which more than offset higher raw material costs.

Revenue in Specialty Chemicals was $764.5 million, an increase of 16 percent versus the prior year, driven by strong commercial performance in BioPolymer and lithium specialties. Segment earnings of $152.0 million increased 7 percent versus the year earlier as a result of the higher sales, partially offset by higher raw material and energy costs and export taxes in Argentina.

Revenue in Industrial Chemicals was $1,296.9 million, an increase of 19 percent versus the prior year. Higher selling prices were realized across the segment, particularly in soda ash and phosphates. Segment earnings of $201.4 million increased 118 percent versus the prior year, as the higher sales and improved power market conditions in Spain more than offset higher raw material costs.

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Page 4/ FMC Corporation Announces Fourth Quarter 2008 Results

Corporate expense was $49.8 million, as compared to $52.3 million in the prior year. Interest expense, net, was $31.9 million, down from $34.9 million in the prior year. For the year, depreciation and amortization was $124.2 million, capital expenditures were $174.8 million and spending on acquisitions was $90.6 million net of acquired cash.

Outlook

Regarding the outlook for 2009, Walter said, “Despite a difficult and uncertain global economic environment, we expect to deliver another year of strong performance. For the full year 2009, we expect earnings before restructuring and other income and charges of $4.60 to $5.00 per diluted share.

“For the first quarter of 2009, we expect earnings before restructuring and other income and charges of $1.15 to $1.30 per diluted share. In Agricultural Products, we look for earnings growth of 5-10 percent, driven by higher sales across most regions and continued global supply chain improvements, partially offset by spending on growth initiatives. In Specialty Chemicals, we expect earnings to be flat to up 5 percent as higher sales are largely offset by higher raw material and energy costs. In Industrial Chemicals, earnings are expected to be down 10-20 percent, as higher selling prices across the segment are more than offset by lower volumes and higher raw material and other input costs.”

FMC will conduct its fourth quarter conference call and webcast at 11:00 a.m. ET on Thursday, February 5, 2009. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the company will also provide supplemental information on the web including its 2009 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2007 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue	$737.7	$674.3	$3,115.3	$2,632.9

Costs of sales and services	518.0	478.7	2,134.4	1,830.1
Selling, general and administrative expenses	81.2	86.2	336.8	315.3
Research and development expenses	25.6	27.2	93.8	94.6
Restructuring and other charges (income)	31.6	22.9	49.6	164.9

Total costs and expenses	656.4	615.0	2,614.6	2,404.9

Income from operations	81.3	59.3	500.7	228.0

Equity in (earnings) loss of affiliates	(0.2)	(0.2)	(3.1)	(2.5)
Minority interests	5.6	3.5	17.0	9.6
Interest expense, net	7.4	7.9	31.9	34.9
Loss on extinguishment of debt	—	—	—	0.3

Income from continuing operations before income taxes	68.5	48.1	454.9	185.7

Provision (benefit) for income taxes	17.4	2.2	125.4	29.0

Income from continuing operations	51.1	45.9	329.5	156.7
Discontinued operations, net of income taxes	(4.8)	(5.0)	(24.9)	(24.3)

Net income	$46.3	$40.9	$304.6	$132.4

Basic earnings (loss) per common share:
Continuing operations	$0.71	$0.62	$4.47	$2.08
Discontinued operations	(0.07)	(0.07)	(0.34)	(0.32)

Basic earnings per common share	$0.64	$0.55	$4.13	$1.76

Average number of shares used in basic earnings per share computations	72.6	74.8	73.8	75.4

Diluted earnings (loss) per common share:
Continuing operations	$0.69	$0.59	$4.35	$2.02
Discontinued operations	(0.06)	(0.06)	(0.33)	(0.31)

Diluted earnings per common share	$0.63	$0.53	$4.02	$1.71

Average number of shares used in diluted earnings per share computations	74.0	77.1	75.8	77.6

Other Data:
Capital expenditures	$48.9	$38.9	$174.8	$115.4
Depreciation and amortization expense	$29.9	$33.0	$124.2	$133.7

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue	$737.7	$674.3	$3,115.3	$2,632.9

Costs of sales and services	516.7	478.7	2,132.1	1,836.2
Selling, general and administrative expenses	81.2	86.2	336.8	315.3
Research and development expenses	25.6	27.2	93.8	94.6

Total costs and expenses	623.5	592.1	2,562.7	2,246.1

Income from operations	114.2	82.2	552.6	386.8

Equity in (earnings) loss of affiliates	(1.6)	(0.2)	(4.5)	(2.1)
Minority interests	5.6	3.5	17.0	11.0
Interest expense, net	7.4	7.9	31.9	34.9

Income from continuing operations before income taxes, excluding restructuring and other income and charges	102.8	71.0	508.2	343.0

Provision for income taxes	27.4	25.8	157.1	103.3

After-tax income from continuing operations, excluding restructuring and other income and charges *	$75.4	$45.2	$351.1	$239.7

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.04	$0.60	$4.76	$3.18

Average number of shares used in basic after-tax income per share computations	72.6	74.8	73.8	75.4

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.02	$0.59	$4.63	$3.09

Average number of shares used in diluted after-tax income per share computations	74.0	77.1	75.8	77.6

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net income (GAAP)	$46.3	$40.9	$304.6	$132.4

Discontinued operations, net of income taxes (a)	4.8	5.0	24.9	24.3

Restructuring and other (income) charges, net (b)	34.3	22.9	53.3	157.0

Loss on extinguishment of debt (c)	—	—	—	0.3

Tax effect of restructuring and other (income) charges, and loss on extinguishment of debt	(12.4)	(8.5)	(23.0)	(58.9)

Tax adjustments (d)	2.4	(15.1)	(8.7)	(15.4)

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$75.4	$45.2	$351.1	$239.7

Diluted earnings per common share (GAAP)	$0.63	$0.53	$4.02	$1.71

Discontinued operations per diluted share	0.06	0.06	0.33	0.31

Restructuring and other (income) charges, net per diluted share, before tax	0.46	0.30	0.70	2.03

Loss on extinguishment of debt per diluted share, before tax	—	—	—	0.01

Tax effect of restructuring and other (income) charges, and loss on extinguishment of debt	(0.16)	(0.10)	(0.30)	(0.76)

Tax adjustments per diluted share	0.03	(0.20)	(0.12)	(0.21)

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$1.02	$0.59	$4.63	$3.09

Average number of shares used in diluted after-tax income from continuing operations per share computations	74.0	77.1	75.8	77.6

(a)	Discontinued operations for the three and twelve months ended December 31, 2008 and 2007, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.

(b)	2008

In addition to the line item “Restructuring and other charges (income)” as presented in the condensed consolidated statements of operations and discussed in detail below, the line item in the above reconciliation includes the following:

•

A $1.4 million charge related to the impairment of our Perorsa joint venture in our Industrial Chemicals segment. On the condensed consolidated statements of operations this charge is included in “Equity in (earnings) loss of affiliates” for the three and twelve months ended December 31, 2008.

•

A charge related to amortization of the inventory step-up resulting from the purchase accounting associated with acquisitions that closed in the third quarter of 2008 in our Specialty Chemicals segment. On the condensed consolidated statements of operations this charge is included in “Costs of sales and services” for the three and twelve months ended December 31, 2008 of $1.3 million and $2.3 million respectively.

For the three months ended December 31, 2008, restructuring and other charges (income) include continued charges related to the closure of our Baltimore agricultural chemicals facility ($9.2 million) and our Jacksonville, Florida agricultural formulation plant ($0.8 million). Both of these charges are associated with our Agricultural Products segment. We also incurred charges related to legal proceedings in our Industrial Chemicals segment ($10.0 million). Additionally, remaining restructuring and other charges (income) for the three months ended December 31, 2008 primarily include restructuring related severance charges in our Industrial Chemicals segment ($1.4 million), asset abandonment charges in our Agricultural Products segment and Industrial Chemicals segment ($1.6 million and $0.8 million, respectively) and charges associated with continuing environmental sites as a Corporate charge ($5.8 million).

For the year ended December 31, 2008, restructuring and other charges (income) include a net gain associated with the sale of our major research and development facility in Princeton, New Jersey ($29.0 million-gain) and a gain associated with the sale of our sodium sulfate assets in Foret which is part of our Industrial Chemicals segment ($3.6 million-gain). Fully offsetting these gains were continued charges related to the closure of our Baltimore agricultural chemicals facility ($31.5 million) and Jacksonville agricultural formulation facility ($5.6 million). We also incurred charges related to legal proceedings in our Industrial Chemicals segment ($10.0 million). Additionally, we incurred charges associated with continuing environmental sites as a Corporate charge ($16.2 million), restructuring related severance charges in our Agricultural Products segment and Industrial Chemicals segment ($3.2 million and $4.0 million, respectively) and asset abandonment charges in our Agricultural Products segment ($2.2 million), our Industrial Chemicals segment ($1.5 million) and our Specialty Chemicals segment ($3.3 million).

(b)	2007

In addition to the line item “Restructuring and other charges (income)” as presented in the condensed consolidated statements of operations and discussed in detail below, this line item in the above reconciliation includes the following:

•

A $0.4 million gain related to cash received from our Astaris joint venture whose assets were substantially sold in 2005. On the condensed consolidated statements of operations this gain is included in “Equity in (earnings) loss of affiliates” for the twelve months ended December 31, 2007.

•

Minority interest of $1.4 million related to the abandonment of one of our 75% owned Foret co-generation facilities as discussed below. The minority interest is included in “Minority interests” in the condensed consolidated statements of operations for the twelve months ended December 31, 2007.

•

A non-cash gain of $6.1 million related to an adjustment to our last in, first out (LIFO) inventory reserves as a result of a correction in determining our initial LIFO inventory base year. This gain was recorded to “Costs of sales and services” for the twelve months ended December 31, 2007 in the condensed consolidated statements of operations.

Restructuring and other charges (income) for the three months ended December 31, 2007 primarily include continued charges related to the closure of our Baltimore agricultural chemicals facility ($15.0 million), charges associated with continuing environmental sites as a Corporate charge ($4.0 million) and severance charges in our Industrial Chemicals segment ($1.8 million).

For the twelve months ended December 31, 2007, restructuring and other charges (income) primarily include charges related to the closure of our Baltimore facility ($104.9 million), charges associated with the asset abandonment of one of our Foret co-generation facilities which is part of our Industrial Chemicals segment ($8.2 million before minority interest) and charges related to the settlement of all claims with Solutia and Astaris (now known as Siratsa) regarding our contribution of PPA technology to the Astaris joint venture in our Industrial Chemicals segment ($22.5 million). Remaining charges for the twelve months ended December 31, 2007 primarily include the Foret impairment charges due to the commitment to the abandonment of certain fixed assets ($4.0 million) as well as charges associated with continuing environmental sites as a Corporate charge ($10.2 million) and severance costs ($6.8 million) primarily in our Industrial Chemicals segment.

(c) Amount for the twelve months ended December 31, 2007 represents loss on the early extinguishment of debt related to the Domestic credit agreement which replaced the 2005 credit agreement. The loss represents the write-off of deferred financing fees associated with our previous credit agreements.

(d) Tax adjustments for the three months ended December 31, 2008 are primarily related to adjustments to valuation allowances and deferred income taxes related to prior year tax matters. Tax adjustments for the twelve months ended December 31, 2008 are primarily related to reductions to our tax liabilities due to favorable conclusions to tax audits.

Tax adjustments for the three and twelve months ended December 31, 2007 mainly include tax benefits related to the reversal of certain tax valuation allowances. These allowances were no longer necessary because of our expectation that the related deferred tax assets are now likely to be realized. Partially offsetting these valuation adjustments are charges associated with adjustments to deferred income taxes and other adjustments related to prior year tax matters.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue

Agricultural Products	$240.8	$229.5	$1,058.7	$889.7
Specialty Chemicals	190.3	161.0	764.5	659.5
Industrial Chemicals	308.0	284.5	1,296.9	1,087.1
Eliminations	(1.4)	(0.7)	(4.8)	(3.4)

Total	$737.7	$674.3	$3,115.3	$2,632.9

Income from continuing operations before income taxes

Agricultural Products	$33.6	$31.9	$245.2	$207.0
Specialty Chemicals	35.1	34.1	152.0	142.7
Industrial Chemicals	53.3	28.8	201.4	92.5
Eliminations	—	—	(0.1)	—

Segment operating profit	122.0	94.8	598.5	442.2
Corporate	(12.3)	(12.8)	(49.8)	(52.3)
Other income (expense), net	0.5	(3.1)	(8.6)	(12.0)

Operating profit from continuing operations before items noted below:	110.2	78.9	540.1	377.9

Restructuring and other income (charges), net (a)	(34.3)	(22.9)	(53.3)	(157.0)
Interest expense, net	(7.4)	(7.9)	(31.9)	(34.9)
Loss on extinguishment of debt (b)	—	—	—	(0.3)

Income from continuing operations before income taxes	$68.5	$48.1	$454.9	$185.7

(a)	Amounts for the three months ended December 31, 2008 related to Agricultural Products ($11.6 million), Industrial Chemicals ($14.6 million), Specialty Chemicals ($1.8 million) and Corporate ($6.3 million). Amounts for the three months ended December 31, 2007 related to Agricultural Products ($15.0 million), Industrial Chemicals ($2.7 million), Specialty Chemicals ($1.2 million) and Corporate ($4.0 million).

Amounts for the twelve months ended December 31, 2008 related to Agricultural Products ($43.9 million), Industrial Chemicals ($15.6 million), Specialty Chemicals ($6.7 million) and Corporate ($12.9 million-gain). Amounts for the twelve months ended December 31, 2007 related to Agricultural Products ($108.3 million), Industrial Chemicals ($41.5 million), Specialty Chemicals ($3.1 million) and Corporate ($4.1 million).

See Note B to the schedule “Reconciliation of Net Income (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges (Non-GAAP)” for further details on the components that make up this line item.

(b)	See Note C to the schedule “Reconciliation of Net Income (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2008	December 31, 2007
Cash and cash equivalents	$52.4	$75.5
Trade receivables, net	687.7	599.7
Inventories	380.8	275.0
Other current assets	116.8	126.9
Deferred income taxes	176.9	117.0

Total current assets	1,414.6	1,194.1

Property, plant and equipment, net	939.2	934.7
Goodwill	197.0	180.2
Deferred income taxes	243.6	259.0
Other long-term assets	181.3	165.4

Total assets	$2,975.7	$2,733.4

Short-term debt	$28.6	$47.9
Current portion of long-term debt	2.1	77.7
Accounts payable, trade and other	372.3	327.4
Guarantees of vendor financing	20.3	29.7

Accrued pensions and other post-retirement benefits, current	10.2	10.6
Other current liabilities	307.4	258.1

Total current liabilities	740.9	751.4

Long-term debt	592.9	419.6
Long-term liabilities	739.0	498.1
Stockholders’ equity	902.9	1,064.3

Total liabilities and stockholders’ equity	$2,975.7	$2,733.4

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months Ended December 31,
	2008	2007
Cash provided by operating activities	$357.4	$314.7

Cash (required) by operating activities of discontinued operations	(49.8)	(45.1)

Cash provided (required) by investing activities:
Capital expenditures	(174.8)	(115.4)
Other investing activities	(16.9)	(5.2)

	(191.7)	(120.6)

Cash provided (required) by financing activities:
Net borrowings under committed credit facilities	203.0	—
Increase (decrease) in short-term debt	(17.7)	(5.1)
Financing fees	—	(0.7)
Repayments of long-term debt	(102.1)	(95.9)
Distributions to minority partners	(12.5)	(10.2)
Dividends paid	(34.4)	(29.7)
Repurchases of common stock	(186.9)	(116.4)
Issuances of common stock, net	13.1	14.6

	(137.5)	(243.4)

Effect of exchange rate changes on cash	(1.5)	4.4

Increase (decrease) in cash and cash equivalents	(23.1)	(90.0)

Cash and cash equivalents, beginning of year	75.5	165.5

Cash and cash equivalents, end of period	$52.4	$75.5